Exhibit 99.1



      National Atlantic Shareholders Vote to Approve Merger with Palisades

FREEHOLD, N.J.--(BUSINESS WIRE)--June 23, 2008--National Atlantic Holdings Corporation (NASDAQ: NAHC), a provider of specialized property-casualty insurance products and related insurance services based in Freehold, New Jersey, today announced that at a special shareholders meeting held today, its shareholders voted to approve the proposed merger with Palisades Safety and Insurance Association of Berkley Heights, N.J.

The vote totals were 72.1% in favor, 27.8% against, and 0.1% abstaining. The transaction remains subject to New Jersey regulatory approval.

About NAHC:

National Atlantic Holdings Corporation (NAHC) and its subsidiaries provide property and casualty insurance and insurance-related services to individuals, families and businesses in the State of New Jersey.

The Company's insurance products are designed to attract a broad spectrum of New Jersey residents for their private passenger automobile, homeowners, and personal excess (umbrella) and specialty property liability coverage. For businesses, the Company offers a range of commercial insurance products, including commercial property, commercial general liability, and business auto, as well as claims administrative services to self-insured corporations.

National Atlantic distributes its products exclusively through independent insurance agents, known as Partner Agents, who are required to become shareholders in National Atlantic in order to represent the Company as an agent. The Company offers insurance products through its subsidiaries, Proformance Insurance Company and Mayfair Reinsurance Company, and insurance-related services through Riverview Professional Services and the National Atlantic Insurance Agency.

CONTACT: National Atlantic Holdings Corporation
Melissa Payne-Smith, 732-665-1459
investorrelations@national-atlantic.com

SOURCE: National Atlantic Holdings Corporation